SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C.  20549

                               FORM 8-K

                            CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF
                THE SECURITIES AND EXCHANGE ACT OF 1934


                              MAY 5, 1998
                            Date of Report
                   (Date of earliest event reported)

                   --------------------------------

                      Commission File No. 0-29164

                    TRI-NATIONAL DEVELOPMENT CORP.

             (Name of Small Business Issuer in its charter)


             Wyoming                                  33-0741573
    (State of other Jurisdiction                    I.R.S. Employer
  of incorporation or organization)               Identification No.


                   480 Camino Del Rio S., Suite 140
                      San Diego, California 92108
               (Address of principal executive officers)

                            (619) 718-6370
         (Registrant's telephone number, including area code)

===========================================================================

ITEM 5.   OTHER EVENTS

On May 5, 1998, Tri-National Development Corp. and its wholly owned subsidiary, MRI Grand Terrace, Inc., received verdicts in their favor for fraud, intentional misrepresentation and deceit/negligent misrepresentation against Chino Valley Bank of Ontario, California, now known as Citizens Business Bank (AMEX:CVB), in the Superior Court of San Bernardino, California. The verdicts, 12-0 and 11-1, respectively, returned by the jury derive from a transaction in which Tri-National and MRI Grand Terrace, Inc. purchased a bank- owned retirement hotel from Chino Valley Bank in March 1992 for a total consideration of $6,270,000. The bank failed to disclose that the property, which the bank had previously financed in the construction and development phases in 1988, did not own its apparent parking lot for 70 cars. Contrary to the banks representations, the Conditional Use Permit (CUP) under which the hotel was operating was in violation, which restricted the ability of the Company and MRI Grand Terrace, Inc. to operate, refinance or sell the facility.

On May 11, 1998, Tri-National Development Corp. and its wholly owned subsidiary, MRI Grand Terrace, Inc., received judgements totaling almost $5 million dollars, including punitive and compensatory damages, plus pre-trial interest. Beginning May 7th, 1998 the $5 million judgement begins accruing, post judgement interest of 10% or $1,400 per day until the full award is paid.

On December 3, 1998, Tri-National Development Corp. and its wholly owned subsidiary, MRI Grand Terrace, Inc., received an additional award, including attorneys' fees, of $185,141. These costs are in addition to the existing judgement for punitive and compensatory damages, including pre-trial interest, of approximately $5,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  May 5, 1998

TRI-NATIONAL DEVELOPMENT CORP.
(Registrant)



By:  Michael A. Sunstein,
     President, Chief Executive
     Officer and Chairman of
     the Board